Exhibit 10.1

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

ARABELLA EXPLORATION, LLC

AS SELLER

AND

LEGACY RESERVES OPERATING LP,

AS BUYER

July 1st, 2015

TABLE OF CONTENTS

PAGE
EXHIBITS

A	Leases and Land	S-2
B	Wells and Allocation of the Purchase Price	S-3
C	Equipment	S-3
D	Contracts	S-3
E	Excluded Assets	S-4
F	Reserved	S-6
G	Assignment and Bill of Sale

SCHEDULES

7.1(E)	AFEs	S-22
7.1(G)	Pending Litigation	S-23
7.1(L)	Consents and Preferential Purchase Rights	S-23
7.1(S)	Unplugged Wells	S-24
7.1(T)	Oil and Gas Operations	S-24
7.1(U)	Affiliate Transactions	S-24
7.1(V)	Suspended Funds	S-24

i

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this "Agreement") is entered into this 1st day of July, 2015, but effective as of 7:00 a.m. (Central Time) on January 1, 2015 (the "Effective Time"), by and between ARABELLA EXPLORATION, LLC ("Seller") and LEGACY RESERVES OPERATING LP, a Delaware limited partnership ("Buyer"). Buyer and Seller are collectively referred to herein as the "Parties" and sometimes individually referred to as a "Party."

RECITALS:

A.	Seller desires to sell to Buyer certain oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.

B.	Buyer desires to purchase from Seller such oil, gas and mineral properties and other assets on the terms and conditions set forth in this Agreement.

WITNESSETH:

In consideration of the mutual agreements contained in this Agreement and other good and valuable consideration, Buyer and Seller agree as follows:

1.	SALE AND PURCHASE OF THE ASSETS.

1.1         Description of Assets to be Conveyed by Seller. Subject to the terms and conditions of this Agreement, Seller agrees to sell, convey and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, all of Seller’s undivided right, title and interest, whether legal or equitable, in and to the following properties (collectively, the "Assets"):

(A)	All of the oil, gas and/or mineral leases described or referred to on Exhibit A attached hereto, together with all amendments, supplements, renewals, extensions or ratifications thereof (the "Leases"), whether or not such interests are accurately or completely described on Exhibit A attached hereto, and all of Seller’s oil and gas leasehold, mineral, royalty, overriding royalty, surface or other interests in the lands covered by the Leases or in the lands described or referred to on Exhibit A attached hereto (collectively, the "Land"), together with all the property and rights incident thereto, including without limitation, all of Seller’s rights in, to and under all operating agreements, pooling, communitization and unitization agreements, any non-consent interest obtained by Seller pursuant to the applicable operating agreement, farmout agreements, joint venture agreements, product purchase and sale contracts, transportation, processing, treatment or gathering agreements, leases, permits (the "Permits"), rights-of-way (the "Rights-of-Way"), surface use agreements, surface leases, surface estates, easements (the "Easements"), licenses, options, declarations, orders, contracts, and instruments covering and/or in any way relating to the Leases or Land; and further including, without limitation, the Rights-of-Way, surface use agreements, surface leases, surface estates and Easements described on Exhibit A attached hereto;

Seller _____ Buyer _____

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(B)	All of the wells situated on or used in conjunction with operations on the Leases and/or Land or on land pooled, communitized or unitized therewith ("Pooled Land"), including, without limitation, all producing and non-producing oil and/or gas wells, injection wells, disposal wells and water supply wells, and further including, without limitation, the wells listed on Exhibit B attached hereto (collectively, the "Wells");

(C)	All of the personal property, fixtures, improvements and other property, whether real, personal or mixed, now or as of the Effective Time on, appurtenant to or used or obtained by Seller in connection with, the Leases, Land, Pooled Land or Wells or with the production, injection, treatment, transportation, sale or disposal of hydrocarbons and all other substances produced therefrom or attributable thereto, including, without limitation, all well equipment, casing, tubing, tanks, generators, boilers, buildings, pumps, motors, machinery, compressors, pipelines, gathering systems, power lines, telephone and telegraph lines, roads, field processing plants, field offices and other furnishings related thereto, all vehicles, rolling stock, pulling units, equipment leases, trailers, inventory in storage and storage yards located thereon or used in connection therewith, and further including, without limitation, all of the equipment and other personal property described on Exhibit C attached hereto, and all other improvements or appurtenances thereunto belonging (collectively, the "Equipment");

(D)	All of the oil and gas and associated hydrocarbons ("Oil and Gas") in, on and under or otherwise attributable to the Leases, Land and Pooled Land or produced from the Wells;

(E)	To the extent assignable, all governmental permits, licenses and authorizations, as well as any applications for the same, related to the Leases, Land, Pooled Land and Wells or the use thereof;

(F)	All of the contracts and agreements described on Exhibit D attached hereto and all other contracts and agreements relating to the items described in subsections (A), (B), (C), (D) and (E) above, including, without limitation, all production sales contracts, farmout agreements, operating agreements, surface agreements, pooling and unitization agreements, equipment leases, division orders, unit agreements, gas gathering and transportation agreements, water disposal agreements and other similar agreements (collectively, the "Contracts"); and

(G)	All of the original files, records and data of Seller, whether paper or electronic, relating to the items described in subsections (A), (B), (C), (D), (E) and (F) above (the "Records"), including, without limitation, lease records, well records, lease files and division order records; well files and prospect files; title records (including abstracts of title, title opinions and memoranda, and title curative documents related to the Leases and Wells); contracts and contract files; correspondence; computer data files; micro-fiche data files; geological, geophysical, seismic and engineering records, interpretations, shape files, data, maps and information, production records, electric logs, core data, pressure data, decline curves and graphical production curves; environmental and safety reports and records; and accounting and financial records (in electronic format suitable for conversion, if available), including all records regarding income, expenses and taxes; in each case, to the extent that the Records can be transferred without violation of any third-party restriction and are not protected by Seller’s attorney-client privilege.

Seller _____ Buyer _____

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1.2           Excluded Assets. Notwithstanding the foregoing, the Assets shall not include, and there is excepted, reserved and excluded from the sale contemplated hereby the property described on Exhibit E attached hereto and any other property excluded from the Assets pursuant to this Agreement (the "Excluded Assets").

1.3           Assumed Liabilities. Subject to the terms of this Agreement, if Closing occurs, Buyer shall assume, and timely and fully pay, perform, and otherwise discharge, without recourse to Seller or its affiliates, all of the liabilities and obligations, direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, which relate, directly or indirectly, to the Assets, which accrue on or after the Effective Time (collectively, the "Assumed Liabilities"). Notwithstanding the foregoing, the Assumed Liabilities shall not include, and there is excepted, reserved and excluded from the Assumed Liabilities, the liabilities and obligations for which Seller indemnifies Buyer pursuant to Section 14.1 and any other liabilities or obligations for which Seller specifically retains responsibility pursuant to this Agreement.

2.             PURCHASE PRICE

2.1           Base Purchase Price. The purchase price for the Assets is FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000.00) (the "Base Purchase Price").

2.2          Adjustments to the Base Purchase Price. At Closing, appropriate adjustments to the Base Purchase Price shall be made as follows, and in accordance with Section 4.1 (as adjusted, the "Purchase Price"):

(A)	The Base Purchase Price shall be adjusted upward by:

(i)	any amount determined to be due Seller pursuant to Section 4.2 with respect to Oil and Gas in storage;

(ii)	Property Taxes and Severance Taxes related to the Assets paid by Seller for the period following the Effective Time as determined pursuant to Section 4.3;

(iii)	an amount equal to the direct and actual costs, expenses and other expenditures (whether capitalized or expensed) paid by Seller in accordance with this Agreement that are attributable to the Assets for the period from and after the Effective Time;

(iv)	an amount equal to the amount of proceeds derived from the sale of Oil and Gas produced from the Assets, net of royalties and Severance Taxes paid by Buyer, actually received by Buyer and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to the period of time prior to the Effective Time; and

Seller _____ Buyer _____

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(v)	any other amount provided for in this Agreement or agreed upon in writing by Seller and Buyer.

(B)	The Base Purchase Price shall be adjusted downward by:

(i)	an amount equal to the amount of proceeds derived from the sale of Oil and Gas produced from the Assets, net of royalties and Severance Taxes paid by Seller, actually received by Seller and directly attributable to the Wells which are, in accordance with generally accepted accounting procedures, attributable to the period of time from and after the Effective Time;

(ii)	an amount equal to all expenditures, liabilities and costs relating to the Assets (other than income taxes related to the Assets) that are unpaid as of the Closing Date and assessed for or attributable to periods of time or the ownership of production prior to the Effective Time regardless how such expenditures, liabilities and costs are calculated, provided that to the extent the actual amounts cannot be determined prior to the agreement of Buyer and Seller with respect to the Closing Adjustment Statement, a reasonable estimate of such expenditures, liabilities and costs shall be used;

(iii)	all amounts related to Title Defects as determined pursuant to Section 5.4, Exclusion Adjustments as determined pursuant to Section 5.5 or Section 6.4, and Casualty Losses as determined pursuant to Section 15.1;

(iv)	Property Taxes and Severance Taxes related to the Assets to be paid by Seller for the period prior to the Effective Time as determined pursuant to Section 4.3;

(v)	an amount equal to all cash in, or attributable to, accounts in which third party proceeds of Oil and Gas production from the Assets are being held in suspense by Seller (the "Suspended Funds") as further discussed in Section 4.5; and

(vi)	any other amount provided for in this Agreement or agreed upon in writing by Seller and Buyer.

(C)	Seller shall have the right to collect any receivable, refund or other amounts associated with the Assets for all periods prior to the Effective Time. To the extent that Buyer collects any such receivable, refund or other amounts, then Buyer shall promptly remit all such amounts to Seller.

2.3          Allocation. The Base Purchase Price has been allocated by Buyer to the Assets as set forth in Exhibit B. The Parties agree that the values allocated to various portions of the Assets, which are set forth on Exhibit B (singularly with respect to each item, the "Allocated Value" and collectively, the "Allocated Values"), shall be binding on Seller and Buyer and shall be used for the purposes of adjusting the Base Purchase Price pursuant to Sections 4.3 (relating to Taxes), 5.4 (relating to Title Defects), 5.5 (relating to Preferential Rights and Consents), 6.4 (relating to Adverse Environmental Conditions), and 15.1 (relating to Casualty Losses). Neither Party shall take any position contrary thereto or inconsistent with Exhibit B, including in connection with any income tax audit, tax filing (including Internal Revenue Service Form 8594), income tax review or income tax litigation unless required to do so by applicable law.

Seller _____ Buyer _____

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2.4           Like-Kind Exchanges. Each Party consents to the other Party’s assignment of its rights and obligations under this Agreement to its Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4)(v) of the Treasury Regulations), or to its Qualified Exchange Accommodation Titleholder (as that term is defined in Rev. Proc. 2000-37), in connection with effectuation of a like-kind exchange. However, Seller and Buyer acknowledge and agree that any assignment of this Agreement to a Qualified Intermediary or to a Qualified Exchange Accommodation Titleholder does not release either Party from any of their respective liabilities and obligations to each other under this Agreement. Each Party agrees upon written request to cooperate with the other to attempt to structure the transaction as a like-kind exchange. The electing Party shall indemnify, defend and hold harmless the non-electing Party from and against all claims, expenses (including reasonable attorney’s fees and court costs), losses and liabilities resulting from any such like-kind exchange.

3.            CLOSING.

3.1          Closing. The closing of the sale and purchase of the Assets (the "Closing") shall be held at 10:00 a.m. on July 31, 2015 (the "Closing Date"), or such other time and date as may be agreed by the Parties. The Closing will take place at Buyer’s offices at 303 West Wall, Suite 1800, Midland, Texas 79701.

3.2          Delivery by Seller. At Closing, Seller shall deliver to Buyer:

(A)	A separate Assignment and Bill of Sale executed by Seller for each jurisdiction where the Assets are located, substantially in the form attached hereto as Exhibit G, effecting the sale, transfer, conveyance and assignment of the Assets, with (i) a special warranty of the real property title by, through and under Seller but not otherwise, and (ii) with all personal property and fixtures conveyed "AS IS, WHERE IS," with no warranties whatsoever, express, implied or statutory;

(B)	Any governmental forms required to effect transfer of the Assets in accordance with applicable regulations, including appropriate state and federal assignments of record title and operating rights executed by Seller;

(C)	Executed letters in lieu of transfer orders in form and substance satisfactory to Buyer instructing purchasers of production to pay to Buyer the proceeds of sales of Oil and Gas from the Assets from and after the Effective Time;

(D)	Executed change of operator forms as required by applicable governmental regulation and in form and substance satisfactory to Buyer with respect to all Assets operated by Seller or any affiliate of Seller and successor operator forms appointing Buyer as the new operator of the oil and gas properties comprising the Assets, executed by the other working interest owners who own interests in the Assets;

Seller _____ Buyer _____

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(E)	Recorded or recordable releases in form and substance satisfactory to Buyer of all mortgages, security agreements and financing statements encumbering the Assets;

(F)	Confirmation of satisfaction of all third parties who have provided goods and services to or related to the Assets, of receipts from and payments to other working interest owners who own intersests in the Assets, and of payment of all royalty obligations associated with the Assets.

(G)	An executed Closing Adjustment Statement;

(H)	An executed Non-Foreign Affidavit of Seller and an executed Request for Taxpayer Identification and Certification on Form W-9 of Seller certifying its federal employer identification number;

(I)	Possession of the Records and the other Assets; provided, however, Seller shall have five (5) Business Days after the Closing to physically deliver the Records to Buyer;

(J)	Partner, member or shareholder resolutions, as applicable, of Seller and of Arabella Petroleum, LLC (“Seller’s Parent”), certified by the secretary or other appropriate officer of Seller and Seller’s Parent, authorizing the execution and performance of this Agreement and the transactions contemplated hereby, together with officer or manager incumbency certificates, as applicable, of Seller, certified by the secretary or other appropriate officer of Seller and an opinion of counsel for Seller, Seller’s Parent and their affiliates stating that all necessary corporate and company approvals and authorizations with respect to the transaction contemplated by this Agreement for Seller, Seller’s Parent and their affiliates have been obtained;

(K)	An opinion of legal counsel for Seller and Seller’s Parent in form and substance acceptable to Buyer confirming the representations of Seller and Seller’s Parent set forth in Sections 7.1(A), (B) and (C).

(L)	A Closing Certificate executed by an executive officer of Seller certifying that Seller’s representations and warranties that are not qualified by materiality are true and correct in all material respects, that all of Seller’s representations and warranties that are qualified by materiality are true and correct in all respects, in each case as of the Closing Date, and that Seller has performed in all material respects all of the covenants required of Seller in this Agreement as of the Closing Date;

(M)	A list of all rentals and other payments periodically owed to maintain the Leases, Rights-of-Way, Easements and Contracts;

(N)	A listing showing the names and addresses of the owners of the Suspended Funds in accordance with Section 4.5;

(O)	Copies of all consents obtained pursuant to Section 5.5(A) and copies of any exercises or waivers of Preferential Rights pursuant to Section 5.5(B); and

(P)	All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Buyer.

Seller _____ Buyer _____

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3.3          Delivery by Buyer. At Closing, Buyer shall deliver to Seller:

(A)	The Purchase Price set forth in the Closing Adjustment Statement by wire transfer in immediately available funds;

(B)	An executed Closing Adjustment Statement;

(C)	Executed counterparts of the Assignment and Bill of Sale;

(D)	A Closing Certificate, executed by an executive officer of the general partner of Buyer, certifying that all of Buyer’s representations and warranties that are not qualified by materiality are true and correct in all material respects, and that all of Buyer’s representations and warranties that are qualified by materiality are true and correct in all respects, in each case as of the Closing Date, and that Buyer has performed in all material respects all of the covenants required of it in this Agreement as of the Closing Date;

(E)	All other instruments, documents and other items reasonably necessary to effectuate the terms of this Agreement, as may be reasonably requested by Seller.

Notwithstanding anything stated herein to the contrary, upon Buyer’s request prior to Closing, up to twenty percent (20%) of the Purchase Price set forth in the Closing Adjustment Statement shall be deposited at Closing with an escrow agent selected by Buyer to be held by such escrow agent in accordance with an escrow agreement among Buyer, Seller and the escrow agent for a period of six months from the Closing Date. In the event (i) Seller breaches the special warranty of title in the Assignment and Bill of Sale, (ii) Buyer is entitled to indemnity from Seller under this Agreement, or (iii) Buyer is required by a court of competent jurisdiction or other governmental authority to transfer or otherwise divest any interests in the Assets to Seller or any of its affiliates or any of their respective creditors, claimants or owners (or any successor or assign of any such person), then the escrow agent will disburse from the escrowed funds to Buyer an amount equal to the damages from such breach, the amount of the indemnity claim or the Allocated Value attributable to such interests, as the case may be. Upon the expiration of six months from the Closing Date, the escrow agent will disburse any remaining escrowed funds to Seller unless there is a claim or demand pending under this provision, in which case the escrow agent will continue to hold the escrowed funds until all pending claims and demands are resolved.

3.4          Further Cooperation. At the Closing and thereafter as may be necessary, Seller and Buyer shall execute and deliver such other instruments and documents and take such other actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement.

Seller _____ Buyer _____

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4.            ACCOUNTING ADJUSTMENTS.

4.1          Closing Adjustments. With respect to matters that can be determined as of the Closing Date, Seller shall prepare, in accordance with the provisions of this Article 4, a statement (the "Closing Adjustment Statement") with relevant supporting information setting forth each adjustment to the Base Purchase Price. Seller shall submit the Closing Adjustment Statement to Buyer, together with all records or data supporting the calculation of amounts presented on the Closing Adjustment Statement, no later than five (5) Business Days prior to the scheduled Closing Date. Prior to the Closing, Buyer and Seller shall review the adjustments proposed by Seller in the Closing Adjustment Statement. Agreed adjustments shall be taken into account in computing any adjustments to be made to the Base Purchase Price at the Closing. When available, actual figures will be used for the adjustments at Closing. To the extent actual figures are not available, estimates shall be used subject to final adjustments as described in Section 4.4 below. All proposed adjustments to the Base Purchase Price, or estimates thereof, must be supported by records or data from which such adjustments can reasonably be calculated or estimated.

4.2          Oil and Gas in Storage. The Oil and Gas in storage facilities located on or utilized in connection with the Leases, above the pipeline connection in the tanks or upstream of the meters on the pipelines, as of the Effective Time shall be valued based on the price actually paid for Oil and Gas produced from the Assets for the month prior to the Effective Time (or, if known, the actual sales price therefor) and at the Closing Seller shall receive an upward adjustment to the Base Purchase Price pursuant to Section 2.3 (A)(i) for the value of such Oil and Gas in storage as of the Effective Time. The Oil and Gas placed in such storage facilities after the Effective Time and production upstream of the aforesaid meters shall belong to Buyer and become part of the Assets. This provision shall not apply to any Assets that are not operated by Seller or an affiliate of Seller, and there shall be no settlement for oil in tanks or gas in storage on such non-operated Assets.

4.3          Taxes.

(A)	Property Taxes. All ad valorem taxes, real property taxes, personal property taxes and similar obligations assessed on the Assets ("Property Taxes") shall be apportioned as of the Effective Time between Buyer and Seller. Buyer shall file or cause to be filed all required reports and returns incident to Property Taxes which are due on or after the Closing, and shall pay or cause to be paid to the taxing authorities all such taxes reflected on such reports and returns. The Post-Closing Adjustment Statement shall settle all liability for Property Taxes, using estimates based on previous assessments to the extent current assessments are not known.

(B)	Sales Taxes, Filing Fees, Etc. The Base Purchase Price is net of any sales taxes or other transfer taxes. Buyer shall be responsible for any sales tax or other transfer tax as well as any applicable conveyance, transfer and recording fees, and real estate transfer stamp or taxes imposed upon the sale pursuant to this Agreement. If Seller is required by applicable state law to report and pay these taxes or fees, Buyer shall promptly reimburse Seller in full payment of the invoice.

(C)	Severance Taxes. All production, severance or excise taxes, conservation fees and other similar such taxes or fees (other than income taxes) payable on a current basis with respect to Oil and Gas produced and sold from the Assets ("Severance Taxes") shall be borne by Seller to the extent the production on which such taxes are based occurs during Seller’s ownership prior to the Effective Time and shall be borne by Buyer to the extent such production occurs after the Effective Time.

Seller _____ Buyer _____

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4.4          Post-Closing Adjustments.

(A)	A post-closing adjustment statement (the "Post-Closing Adjustment Statement") based on the actual income and expenses shall be prepared and delivered by Seller to Buyer within ninety (90) days after the Closing, proposing further adjustments to the calculation of the Purchase Price based on the information then available. Seller or Buyer, as the case may be, shall be given access to and shall be entitled to review and audit the other Party’s records pertaining to the computation of amounts claimed in such Post-Closing Adjustment Statement. Neither Seller nor Buyer shall be entitled to an adjustment to the Purchase Price for a particular matter in the Post-Closing Adjustment Statement unless the proposed adjustment is supported by records or data from which such adjustment can reasonably be calculated.

(B)	Within thirty (30) days after receipt of the Post-Closing Adjustment Statement, Buyer shall deliver to Seller a written statement describing in reasonable detail its objections (if any) to any amounts or items set forth on the Post-Closing Adjustment Statement. If Buyer does not raise objections within such period, then the Post-Closing Adjustment Statement shall become final and binding upon the Parties at the end of such period.

(C)	If Buyer raises objections, the Parties shall negotiate in good faith to resolve any such objections. If the Parties are unable to resolve any disputed item within thirty (30) days after Seller’s receipt of Buyer’s objections to the Post-Closing Adjustment Statement delivered in accordance with Section 4.4(B), any disputed accounting item shall be submitted to a nationally recognized independent accounting firm mutually agreeable to the Parties who shall be instructed to resolve such disputed item within thirty (30) days. The resolution of disputes by the accounting firm so selected shall be set forth in writing and shall be conclusive, binding and non-appealable upon the Parties with respect to the accounting matters submitted and the Post-Closing Adjustment Statement shall become final and binding upon the Parties on the date of such resolution. The fees and expenses of such accounting firm shall be paid one-half by Buyer and one-half by Seller.

(D)	After the Post-Closing Adjustment Statement has become final and binding on the Parties, Seller or Buyer, as the case may be, shall within ten (10) days pay to the other such sums as are due to settle accounts between the Parties due to differences between the Purchase Price paid pursuant to the Closing Adjustment Statement and the final Purchase Price set forth on the Post-Closing Adjustment Statement.

4.5          Suspended Funds. At the Closing, Seller shall provide to Buyer a listing showing the amounts of the Suspended Funds by owner and the names and addresses of the owners of all of the Suspended Funds. Buyer shall be responsible for (i) proper distribution after the Closing of the Suspended Funds, to the extent Buyer received a downward adjustment to the Base Purchase Price therefor pursuant to Section 2.3(B)(v), to the parties lawfully entitled to them, and (ii) any claims related thereto. Seller shall remain responsible and liable for any claims, liabilities, losses, costs and expenses arising out of or relating to the Suspended Funds through the Closing Date.

Seller _____ Buyer _____

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4.6          Audit Adjustments. Seller retains all rights to adjustments resulting from any operating agreement or other audit claims asserted against third party operators on transactions occurring prior to the Effective Time. Any credit received by Buyer pertaining to any such pre-Effective Time audit claim shall be paid to Seller within thirty (30) days after receipt.

4.7          Revenues Held For Benefit of the Other Party. In the event either (a) Buyer receives production or other revenues attributable to any of the Assets for any periods prior to the Effective Time that belong to Seller, or (b) Seller receives production or other revenues attributable to any of the Assets for any periods after the Effective Time, the receiving Party will hold such revenues for the exclusive benefit of the other Party and will pay any such amounts due to such other Party promptly, but in any event within ten (10) Business Days after receipt.

4.8          Revenues and Expenses. For all purposes, including the Base Purchase Price adjustments under Article 4 of this Agreement, Seller and Buyer will properly allocate revenues and expenses before and after the Effective Time and will make payments to each other to the extent necessary for such proper allocation. All expenses incurred in the operation of the Assets before the Effective Time will be borne by Seller and, except as otherwise specifically provided in this Agreement, all proceeds from the sale of Oil and Gas produced from or attributable to the Assets prior to the Effective Time will be the property of Seller. All expenses incurred in the operation of the Assets from and after the Effective Time will be borne by Buyer and all proceeds from the sale of Oil and Gas produced from or attributable to the Assets from and after the Effective Time will be the property of Buyer.

4.9          Cooperation. Each Party covenants and agrees to promptly inform the other with respect to amounts owing under Article 4 hereof.

5.            DUE DILIGENCE: TITLE MATTERS.

5.1          General Access. From the execution of this Agreement through the Closing, Seller shall give Buyer and its representatives, employees, consultants, independent contractors, attorneys and other advisors reasonable access to the Records during regular office hours for any and all inspections and copying.

5.2          Defensible Title. As used herein the term Defensible Title shall mean:

(A)	As to the Assets, that title of Seller which:

(i)	entitles Seller to receive not less than the interests set forth on Exhibit B as the "Net Revenue Interest" of all Oil and Gas produced, saved and marketed from or allocated to the Wells or any well locations or Leases set forth on Exhibit B, all without reduction, suspension or termination during the life of such Wells, well locations or Leases, except as set forth on Exhibit B; and

Seller _____ Buyer _____

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(ii)	obligates Seller to bear a percentage of the costs and expenses relating to the maintenance and development of, and operations relating to, the Wells or any well locations or Leases set forth on Exhibit B, not greater than the "Working Interest" set forth on Exhibit B (without a proportionate increase in the Net Revenue Interest), all without increase during the life of such Wells, well locations or Leases except as set forth on Exhibit B; and

(B)	That title of Seller to the Assets is free and clear of liens, encumbrances and defects that materially and adversely affect the ownership, value, operation or use of the Assets, except for Permitted Encumbrances; and

(C)	With respect to the real property Assets, that title of Seller is owned of record in the appropriate records of the applicable county (and in the case of Federal Leases, is deducible from the appropriate records of the applicable Office of the Bureau of Land Management or Minerals Management Service, and in the case of State Leases, is deducible from the appropriate records of the applicable State Land Office).

(D)	As used herein, the term "Permitted Encumbrances" shall mean any one or more of the following:

(i)	Any lessor’s royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and similar burdens reflected in the public records, if the net cumulative effect of the burdens does not operate to reduce the Net Revenue Interest of Seller below the interests set forth on Exhibit B or increase the Working Interest of Seller above the interests set forth on Exhibit B (without a proportionate increase in the Net Revenue Interest);

(ii)	Any increase in lessor’s royalty occasioned by the repeal or suspension of any governmental regulation providing for the reduction of royalty for wells producing below defined threshold amounts;

(iii)	Division orders and production sales contracts terminable without penalty upon no more than ninety (90) days notice to the purchaser;

(iv)	Preferential Rights and required third party consents to assignment and similar agreements with respect to which waivers or consents are obtained from the appropriate parties, or the appropriate time period for asserting any such right has expired without an exercise of the right;

(v)	Materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for obligations that are not delinquent and that will be paid and discharged in the ordinary course of business, or if delinquent, that are being contested in good faith by appropriate action of which Buyer is notified in writing before Closing;

(vi)	All rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests therein if they are routinely obtained subsequent to the sale or conveyance;

Seller _____ Buyer _____

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(vii)	Easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations that do not materially affect the value, ownership or use of the affected Well or Lease or materially interfere with the oil and gas operations to be conducted on any Well or Lease;

(viii)	All operating agreements, unit agreements, unit operating agreements, pooling agreements and pooling designations affecting the Assets that are either (i) of record in Seller’s chain of title or (ii) reflected or referenced in the Records or (iii) included as Contracts on Exhibit D, in each case, to the extent the same do not decrease Seller’s Net Revenue Interests below the interests set forth on Exhibit B or increase Seller’s Working Interests above the interests set forth on Exhibit B;

(ix)	Conventional rights of reassignment prior to release or surrender requiring notice to the holders of the rights;

(x)	All rights reserved to or vested in any governmental, statutory or public authority to control or regulate any of the Assets in any manner, and all applicable laws, rules and orders of governmental authority;

(xi)	Defects that are defensible by possession under applicable statutes of limitation for adverse possession or for prescription;

(xii)	Liens and encumbrances which are to be released at Closing pursuant to Section 3.2(E); and

(xiii)	All other liens, charges, encumbrances, contracts, agreements, instruments, obligations, defects and irregularities affecting the Assets that individually or in the aggregate are not such as to materially interfere with or affect the operation, value or use of any of the Assets and have not prevented, and cannot reasonably be expected to prevent, Buyer from having access to or receiving the proceeds of production from the affected Assets.

5.3          Defect Letters.

(A)	Buyer may from time to time and no later than July 25, 2015, at 6:00 p.m., Central Time, or if five (5) days prior to the Closing Date if the Closing Date is changed from July 31, 2015 (the "Defect Notice Deadline") deliver notification to Seller in writing (a "Title Defect Notice") of any matter which would cause title to all or part of the Assets not to be Defensible Title ("Title Defect"). There shall be no adjustment to the Base Purchase Price for Title Defects unless (i) the Title Defect Value of an individual Title Defect is equal to or in excess of $10,000, and (ii) the aggregate Title Defect Values of all Title Defects that individually meet or exceed $10,000, collectively exceed $250,000 (the "Title Defect Threshold") (such amount being a threshold, not a deductible). In order to provide Seller a reasonable opportunity to cure any Title Defects prior to Closing, Buyer shall use reasonable efforts to provide a Title Defect Notice as soon as reasonably possible after becoming aware of or making its determination of a Title Defect, but the giving of any such Title Defect Notice shall not preclude Buyer from giving additional effective Title Defect Notices during the period prior to the Title Defect Notice Deadline.

Seller _____ Buyer _____

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(B)	In a Title Defect Notice, Buyer must describe with reasonable detail each alleged Title Defect it has discovered and the steps required to cure such Title Defect, include Buyer’s reasonable estimate of the Title Defect Value attributable to each such Title Defect, and include all data and information in Buyer’s possession or control bearing thereon. Subject to the special warranty in the Assignment and Bill of Sale delivered by Seller at Closing, Buyer shall be deemed to have conclusively waived all Title Defects not disclosed to Seller in a Title Defect Notice delivered to Seller on or before the Defect Notice Deadline.

(C)	Upon timely delivery of a Title Defect Notice by Buyer:

(i)	within three (3) Business Days after Seller’s receipt of the Title Defect Notice, Seller shall notify Buyer whether Seller agrees with Buyer’s claimed Title Defects and the proposed Title Defect Values therefor and/or state Seller’s proposed cure therefor ("Seller’s Response"). If Seller does not agree with any claimed Title Defect and/or the proposed Title Defect Value therefor, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(ii)	within one (1) Business Day after Buyer’s receipt of Seller’s Response stating its proposed cure of a Title Defect, Buyer shall notify Seller whether Buyer agrees with Seller’s proposed cure of a Title Defect ("Buyer’s Response"). If Buyer does not agree with any such cure, then the Parties shall enter into good faith negotiations and shall attempt to agree on such matters;

(iii)	if the Parties cannot reach agreement concerning either the existence of a Title Defect, Seller’s proposed cure of a Title Defect, or a Title Defect Value within ten (10) days after Buyer’s receipt of Seller’s Response or Seller’s receipt of Buyer’s Response, as applicable, upon either Party’s request, the Parties shall mutually agree on and employ an attorney experienced in title examination in the state where the Assets are located ("Title Consultant") to resolve all points of disagreement relating to Title Defects and Title Defect Values;

(iv)	if at any time any Title Consultant so chosen fails or refuses to perform hereunder, a new Title Consultant shall be chosen by the Parties. The cost of any Title Consultant shall be borne fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Each Party shall present a written statement of its position on the Title Defect and/or Title Defect Value in question to the Title Consultant within five (5) days after the Title Consultant is selected, and the Title Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) Business Days of receipt of such position statements. The determination by the Title Consultant shall be conclusive and binding on the Parties, and shall be enforceable against any Party in any court of competent jurisdiction. If necessary, the Closing Date shall be deferred only as to those Assets affected by any unresolved disputes regarding the existence of a Title Defect and/or the Title Defect Value until the Title Consultant has made a determination of the disputed issues with respect thereto, and all subsequent dates and required activities with respect to any such Assets having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond the scheduled Closing Date in Section 3.1. Once the Title Consultant’s determination has been expressed to both Parties, if applicable, Seller shall have five (5) days in which to advise Buyer in writing which of the options available to Seller under Section 5.4 that Seller elects regarding each of the Assets as to which the Title Consultant has made a determination. In evaluating whether a Title Defect exists, due consideration shall be given to the length of time that the particular Asset has been producing Oil and Gas and whether such fact, circumstance or condition is of the type expected to be encountered in the area involved and is usual and customarily acceptable to reasonable and prudent operators, working interest owners, and/or purchasers engaged in the business of the exploration, development and operation of oil and gas properties.

Seller _____ Buyer _____

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5.4          Effect of Title Defect.

(A)	In the event Buyer provides Seller with a timely Title Defect Notice, the aggregate Title Defect Values of the asserted Title Defects exceed the Title Defect Threshold and the Title Defects or Title Defect Values are not being contested pursuant to Section 5.3(C)(iii), for those Title Defects not cured by Seller or waived by Buyer as of the Closing, Seller may, at its sole discretion, elect to:

(i)	adjust the Base Purchase Price by an amount equal to the aggregate asserted Title Defect Values and proceed to Closing on all Assets; or

(ii)	(a) proceed with Closing on those Assets not affected by asserted Title Defects and on those Assets to which a Title Defect relates but for which Seller has elected to proceed to Closing with an adjustment of the Base Purchase Price in the amount of the Title Defect Value of such Assets, and (b) defer Closing on those other Assets to which a Title Defect relates and for which Seller has elected to exclude from the initial Closing and attempt to cure such Title Defect within ninety (90) days after the Closing Date. Buyer shall place into escrow with an amount equal to the Allocated Values of such excluded Assets affected by the asserted Title Defect, which withheld amount shall be paid to Seller when the asserted Title Defect is cured or the Title Defect is waived by Buyer and the affected Asset is conveyed from Seller to Buyer. If the Title Defect is not cured or waived, or if Seller later determines it will not cure a Title Defect on or before ninety (90) days after the Closing Date, shall immediately be instructed by the Parties to return the amount in the escrow account attributable to such excluded Asset to Buyer, and Seller shall retain such Asset affected by such Title Defect, which Asset shall thereafter be deemed for all purposes of this Agreement as an Excluded Asset.

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(B)	The diminution in value of an Asset attributable to a Title Defect claim (the "Title Defect Value") identified in a Title Defect Notice shall be determined by the following:

(i)	if the Title Defect asserted is that the actual Net Revenue Interest attributable to the producing or valued formation in any Asset is less than that stated in Exhibit B, then the Title Defect Value is the product of the Allocated Value attributed to the affected formation(s) in such Asset, multiplied by a fraction, the numerator of which is the difference between the Net Revenue Interest set forth on Exhibit B and the actual Net Revenue Interest, and the denominator of which is the Net Revenue Interest set forth on Exhibit B; or

(ii)	if the asserted Title Defect represents an obligation, encumbrance, burden or charge upon the affected Asset (including any increase in Working Interest for which there is not a proportionate increase in Net Revenue Interest), the amount of the Title Defect Value is to be determined by taking into account the Allocated Value of such Asset, the portion of the Asset affected by the Title Defect, the legal effect of the Title Defect and the potential economic effect of the Title Defect over the life of the affected Asset.

(iii)	Notwithstanding the above, in no event shall the total of the Title Defect Values related to a particular Asset exceed the Allocated Value of such Asset.

(C)	If at any time prior to Closing the aggregate amount of (i) the Base Purchase Price adjustment for Title Defect Values, plus (ii) the Allocated Value of those Assets which are retained by Seller and excluded from Closing pursuant to this Article 5, equals or exceeds ten percent (10%) of the Base Purchase Price, then by written notice delivered prior to the Closing, Buyer may terminate this Agreement.

5.5          Preferential Rights and Consents. Seller shall use commercially reasonable efforts to obtain all required consents to assignment prior to Closing and to give notices required in connection with preferential purchase rights ("Preferential Rights"), so that the third party election date to exercise the Preferential Rights will occur at least seven (7) Business Days prior to Closing. If Buyer discovers other Assets burdened by consents to assignment or Preferential Rights during the course of Buyer’s due diligence activities, Buyer shall notify Seller promptly, and Seller shall use commercially reasonable efforts to obtain such consents and to give the notices required in connection with the Preferential Rights prior to Closing.

Seller _____ Buyer _____

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(A)	Consents. Except for consents and approvals which are customarily obtained post-Closing, if a necessary consent to assign any Assets has not been obtained by Seller or waived by Buyer as of the Closing, then (i) the portion of the Assets for which such consent has not been obtained shall not be conveyed at the Closing, (ii) the Base Purchase Price shall be reduced at the Closing by an amount equal to the Allocated Value of the affected Assets (an "Exclusion Adjustment"), and (iii) Seller shall use commercially reasonable efforts to obtain such consent as promptly as possible following Closing. If such consent has been obtained as of the date on which the Post-Closing Adjustment Statement becomes final, Seller shall convey the affected Asset to Buyer effective as of the Effective Time and Buyer shall pay Seller the Allocated Value of the affected Asset, less any proceeds from the affected Asset received by Seller attributable to the period of time after the Effective Time (calculated in accordance with Section 2.3). If such consent has not been obtained or has not been waived by Buyer as of the date on which the Post-Closing Adjustment Statement becomes final, Seller shall elect either to (1) challenge in court the enforceability of such consent right, in which event Seller shall retain the affected Asset until such legal challenge is finally resolved in favor of Seller by settlement or non-appealable court order, after which Seller shall convey the affected Asset to Buyer under the terms of this Agreement and Buyer shall pay the Allocated Value for such Asset, less any proceeds received by Seller attributable to such Asset for the period from and after the Effective Time (calculated in accordance with Section 2.3) or (2) retain the affected Asset, in which case such Asset shall, for all purposes of this Agreement, thereafter be deemed an Excluded Asset. Buyer shall reasonably cooperate with Seller in obtaining any required consent including providing assurances of reasonable financial conditions, but Buyer shall not be required to expend funds or make any other type of financial commitments a condition of obtaining such consent.

(B)	Preferential Rights.

(i)	Prior to the Closing, Seller shall promptly notify Buyer of the existence of any Preferential Rights, if any Preferential Rights are exercised or if the requisite period has elapsed without said rights having been exercised. If a third party who has been offered an interest in any Asset pursuant to a Preferential Right elects prior to the Closing to purchase such Asset pursuant to the aforesaid offer, the interest so affected will be sold to such third party subject to the terms and conditions of this Agreement and the Base Purchase Price shall be adjusted downward at the Closing by an amount equal to the Allocated Value of such affected Assets without the requirement for Buyer to give notice (with such adjustment being an "Exclusion Adjustment"). Upon the consummation of any such Asset sale to a third party, the Asset (or portion thereof) so sold shall be deemed for all purposes to constitute an Excluded Asset. Otherwise, the interest offered as aforesaid shall be conveyed to Buyer at the Closing subject to any Preferential Right of any third party for which notice has been given but the time period for response by the holder of such Preferential Right extends beyond the Closing, and Buyer shall assume all rights, duties, obligations and liabilities arising from such Preferential Right. Without limiting the foregoing, if any such third party timely and properly elects to purchase an interest in any Asset subject to a Preferential Right after the Closing Date, Buyer shall be obligated to convey said interest to such third party and shall be entitled to the consideration for the sale of such interest.

(ii)	Notwithstanding any other provision in this Agreement, Buyer has the right, in its sole discretion, to terminate this Agreement if the aggregate amount of the Exclusion Adjustments for Assets affected by exercised Preferential Rights as contemplated in this Section 5.5(B) equal or exceed an amount equal to ten percent (10%) of the Base Purchase Price.

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(C)	Exclusive Remedy. The remedies set forth in this Section 5.5 are the exclusive remedies of Buyer under this Agreement or otherwise for exercised Preferential Rights and required consents to assign the Assets.

6.            DUE DILIGENCE: ENVIRONMENTAL MATTERS.

6.1          Physical Condition of the Assets.

(A)	Buyer acknowledges that the Assets have been used for oil and gas drilling and production operations and possibly for the storage and disposal of waste materials or hazardous substances related to standard oil field operations. Physical changes in or under the Assets or adjacent lands may have occurred as a result of such uses. The Assets also may contain previously plugged and abandoned wells, buried pipelines, storage tanks and other equipment, whether or not of a similar nature, the locations of which may not now be known by Seller or be readily apparent by a physical inspection of the Assets.

(B)	In addition, Buyer/Seller acknowledge that some oil field production equipment located on the Assets may contain asbestos and/or naturally-occurring radioactive material ("NORM"). In this regard, Buyer/Seller expressly understand that NORM may affix or attach itself to inside of wells, materials and equipment as scale or in other forms, and that wells, materials and equipment located on the Assets described herein may contain NORM and that NORM-containing materials may be buried or have been otherwise disposed of on the Assets. Buyer/Seller also expressly understand that special procedures may be required for the removal and disposal of asbestos and NORM from the purchased Assets where it may be found, and that upon consummation of the Closing, Seller shall be deemed to have assumed all liabilities prior to the Effective Time and Buyer shall be deemed to have assumed all liabilities after the Effective Time.

6.2          Inspection and Testing.

(A)	Prior to Closing, Buyer shall have the right, at its sole cost and risk, to review Seller’s Phase I environmental assessments of the Assets, if any exist, and to conduct or cause to be conducted any further environmental assessments or on-site physical inspections of the Assets it deems appropriate, to the extent that Seller has the authority to grant such right to Buyer. In connection with any such environmental assessments or on-site inspections, Buyer agrees not to interfere with the normal operation of the Assets. Buyer shall within seven (7) business days provide to Seller any data obtained from such assessments conducted by Buyer or its representatives, including any reports and conclusions. Seller and Buyer shall keep all information relating to such assessments strictly confidential whether or not Closing occurs, except as may be required pursuant to any Environmental Laws. If Buyer or Seller determines that any such information must be disclosed pursuant to Environmental Laws, the Parties shall consult with each other prior to such disclosure, and shall cooperate concerning the content, timing and manner of any such disclosures.

Seller _____ Buyer _____

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(B)	Buyer waives and releases all claims against the Seller Group (as herein defined) for injury to or death of persons, or damage to property, arising in any way from the exercise of rights granted to Buyer in Section 6.2(A) above or the activities of Buyer or Buyer’s representatives on the Assets pursuant to the exercise of such rights. BUYER SHALL INDEMNIFY THE SELLER GROUP AS PROVIDED IN SECTION 14.3 WITH RESPECT TO (I) ANY AND ALL STATUTORY OR COMMON LAW LIENS OR OTHER ENCUMBRANCES FOR LABOR OR MATERIALS FURNISHED IN CONNECTION WITH SUCH TESTS, SAMPLINGS, STUDIES OR SURVEYS AS BUYER MAY CONDUCT WITH RESPECT TO THE ASSETS; AND (II) ANY INJURY TO OR DEATH OF PERSONS OR DAMAGE TO PROPERTY OCCURRING IN, ON OR ABOUT THE ASSETS AS A RESULT OF SUCH EXERCISE OR ACTIVITIES.

(C)	"Environmental Laws" means all applicable local, state, and federal laws, rules, regulations, and orders regulating or otherwise pertaining to: (i) the use, generation, migration, storage, removal, treatment, remedy, discharge, release, transportation, disposal, or cleanup of pollutants, contamination, hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants; (ii) surface waters, ground waters, ambient air and any other environmental medium on or off any Lease; or (iii) the environment, habitat protection or health and safety-related matters; including the following as from time to time amended and all others whether similar or dissimilar: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act of 1976, as amended by the Used Oil Recycling Act of 1980, the Solid Waste Disposal Act Amendments of 1980, and the Hazardous and Solid Waste Amendments of 1984, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the National Environmental Policy Act, the Endangered Species Act, the Oil Pollution Act of 1990, and all regulations promulgated pursuant thereto.

6.3          Notice of Adverse Environmental Conditions. Buyer may from time to time and no later than the Defect Notice Deadline, notify Seller in writing of any Adverse Environmental Condition with respect to the Assets. Such notice shall describe in reasonable detail the Adverse Environmental Condition and include the estimated Environmental Defect Value attributable thereto (the "Environmental Defect Notice") based on an estimate of the cost to Remediate the Adverse Environmental Condition. There shall be no adjustment to the Base Purchase Price for Adverse Environmental Conditions unless (i) the Environmental Defect Value for an individual Adverse Environmental Condition is equal to or in excess of $10,000, and (ii) the aggregate Environmental Defect Values of all Adverse Environmental Conditions exceeds $250,000 (the "Environmental Defect Threshold") (such amount being a threshold, not a deductible). The "Environmental Defect Value" attributable to any Adverse Environmental Condition shall be the estimated amount (net to Seller’s interest) of all reasonable costs and claims necessary to Remediate the Adverse Environmental Conditions, as reasonably determined and estimated by Buyer. The term "Adverse Environmental Condition" means (i) the failure of any Asset to be in material compliance with all applicable Environmental Laws; (ii) any Asset being subject to any agreements, consent orders, decrees or judgments currently in existence based on any Environmental Laws that negatively and materially impact the future use, operation or value of any portion of such Asset or that require any material change in the present condition of such Asset; or (iii) any Asset being subject to any material uncured violations of or non-compliance with any applicable Environmental Laws or under any Lease or Contract. Buyer shall be deemed to have conclusively waived (i) all Adverse Environmental Conditions not contained in an Environmental Defect Notice delivered to Seller on or before the Defect Notice Deadline, and (ii) any remedy against Seller for Adverse Environmental Conditions if the Environmental Defect Value of all Adverse Environmental Conditions do not exceed the Environmental Defect Threshold.

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6.4          Rights and Remedies for Adverse Environmental Conditions.

(A)	With respect to any Adverse Environmental Conditions affecting one or more of the Assets which exceed the Environmental Defect Threshold, Seller may on an Asset-by-Asset basis (i) Remediate the Adverse Environmental Conditions to Buyer’s reasonable satisfaction prior to Closing, and proceed to Closing with no adjustment of the Base Purchase Price; (ii) proceed to Closing and adjust the Base Purchase Price in an amount equal to the applicable Environmental Defect Value; or (iii) retain the affected Asset and reduce the Base Purchase Price at the Closing by the Allocated Value of the affected Asset (with such adjustment being an "Exclusion Adjustment"). If the aggregate Environmental Defect Values attributable to Adverse Environmental Conditions affecting an Asset equal or exceed the Allocated Value of such Asset, then Buyer may elect to exclude such Asset from this Agreement and reduce the Base Purchase Price by the Allocated Value of such Asset (with such adjustment also being deemed an "Exclusion Adjustment").

(B)	Buyer waives any Adverse Environmental Condition for which Buyer has received an adjustment to the Base Purchase Price in accordance with Section 6.4(A).

(C)	If the aggregate value of (i) the Base Purchase Price adjustment for Adverse Environmental Conditions plus (ii) any Exclusion Adjustments in lieu of Remediating any Adverse Environmental Conditions equals or exceeds an amount equal to ten percent (10%) of the Base Purchase Price, Buyer may terminate this Agreement.

(D)	The term "Remediate" or "Remediation" means, with respect to any asserted Adverse Environmental Condition, the undertaking and completion of those actions and activities necessary to eliminate or correct such Adverse Environmental Condition to the degree sufficient that such Adverse Environmental Condition no longer constitutes an Adverse Environmental Condition as defined above. Seller shall promptly notify Buyer at such time as it believes that it has Remediated an Adverse Environmental Condition. Buyer shall promptly notify Seller whether it agrees such condition is Remediated. If Buyer fails to notify Seller of its determination with respect to such Remediation within ten (10) Business Days following Seller’s notice, such Adverse Environmental Condition shall be deemed Remediated.

Seller _____ Buyer _____

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(E)	If Seller and Buyer are unable to agree (i) on the amount of an Environmental Defect Value or (ii) that an Adverse Environmental Condition (a) exists, (b) has been Remediated, or (c) is required to be Remediated, in each case within ten (10) Business Days after Seller’s receipt of the Environmental Defect Notice, then the dispute will be submitted to a mutually acceptable company with recognized expertise in the oil and gas environmental remediation and regulation field (the "Environmental Consultant") whose determination shall be final and binding upon the Parties. Seller and Buyer shall each bear their respective costs and expenses incurred in connection with any such dispute, and one-half (1/2) of the fees, costs and expenses charged by the Environmental Consultant. Each Party shall present a written statement of its position on the Adverse Environmental Condition and/or the Environmental Defect Value in question to the Environmental Consultant within five (5) Business Days after the Environmental Consultant is selected, and the Environmental Consultant shall make a determination of all points of disagreement in accordance with the terms and conditions of this Agreement within ten (10) Business Days of receipt of such position statements. If necessary, the Closing Date shall be deferred only as to those Assets affected by any unresolved disputes regarding the existence of an Adverse Environmental Condition and/or the Environmental Defect Value until the Environmental Consultant has made a determination of the disputed issues with respect thereto and all subsequent dates and required activities with respect to any such Assets having reference to the Closing Date shall be correspondingly deferred; provided, however, that, unless Seller and Buyer mutually agree to the contrary, the Closing Date shall not be deferred in any event for more than thirty (30) days beyond the scheduled Closing Date in Section 3.1. All Assets as to which no such dispute(s) exist shall be conveyed to Buyer subject to the terms of this Agreement at Closing. Once the Environmental Consultant’s determination has been expressed to both Parties, if applicable, Seller shall have five (5) Business Days in which to advise Buyer in writing which of the options available to Seller under Section 6.4(A) Seller elects regarding each of the Assets as to which the Environmental Consultant has made a determination.

6.5          Remediation by Seller. If Seller elects to Remediate an Adverse Environmental Condition prior to Closing or is required by a governmental or regulatory agency to Remediate an Adverse Environmental Condition prior to Closing, the following will govern the Remediation:

(A)	Seller shall be responsible for all negotiations and contacts with federal, state, and local agencies and authorities. Buyer may not make any independent contacts with any agency, authority or other third party with respect to the Adverse Environmental Condition or Remediation and shall keep all information regarding the Adverse Environmental Condition and Remediation confidential, except in each instance to the extent required by applicable law.

(B)	Seller shall Remediate the Adverse Environmental Condition prior to Closing to the level agreed upon by Seller and Buyer (or failing such agreement to the level determined by the Environmental Consultant), but in no event shall Seller be required to Remediate the Adverse Environmental Condition beyond the level required by the appropriate governmental authorities or applicable Environmental Laws, a Lease or a Contract in effect at the Effective Time.

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(C)	Until Seller completes Remediation of an Adverse Environmental Condition, Seller and Buyer shall each notify the other of any pending or threatened claim, action, or proceeding by any authority or private party that relates to or would affect the Adverse Environmental Condition, the assessment, or the Remediation of the Assets.

7.            REPRESENTATIONS AND WARRANTIES OF SELLER.

7.1          Seller’s Representations and Warranties. Seller represents and warrants to Buyer the following as of the date of execution of this Agreement and the Closing:

(A)	Status. Seller is a limited liability company, duly organized, legally existing and in good standing under the laws of the State of Texas, and is duly qualified and in good standing in each other state in which it is obligated to be so qualified. Seller’s Parent is duly organized, legally existing and in good standing in its jurisdiction of formation, and owns all of the ownership interests of Arabella Exploration, LLC.

(B)	Authority. Each of Seller and Seller’s Parent has the requisite power and authority to enter into this Agreement, to carry out the transactions contemplated hereby, to transfer the Assets in the manner contemplated by this Agreement, and to undertake all of the obligations of Seller and Seller’s Parent set forth in this Agreement.

(C)	Validity of Obligations. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Seller and Seller’s Parent as required under their respective governing documents, including without limitation any and all approvals by shareholders, members, directors, managers or other governing bodies of such entities. This Agreement and any documents or instruments delivered by Seller and Seller’s Parent at the Closing shall constitute legal, valid and binding obligations of Seller and Seller’s Parent enforceable in accordance with their terms subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(D)	No Violation. The execution and delivery of this Agreement does not, and the fulfillment of and compliance with the terms and conditions hereof will not, as of Closing, violate or be in conflict with, any provision of Seller’s governing documents, or any statute, rule or regulation applicable to Seller or any agreement or instrument to which Seller is a party or by which it is bound, or, to Seller’s knowledge, violate, or be in conflict with any judgment, decree or order applicable to Seller or require the approval or consent of any third party (subject to governmental consents and approvals customarily obtained after Closing).

(E)	AFE’s. With respect to the joint, unit or other operating agreements relating to the Assets, except as set forth in Schedule 7.1(E) attached hereto, there are no outstanding calls or payments under authorities for expenditures for payments relating to the Assets which are due or which Seller has committed to make which have not been made.

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(F)	Contractual Restrictions. Seller has not entered into any contracts for or received prepayments, take-or-pay arrangements, buydowns, buyouts for Oil and Gas or storage of the same, relating to the Assets which Buyer shall be obligated to honor and make deliveries of Oil and Gas without receiving full payment therefor or pay refunds of amounts previously paid under such contracts or arrangements.

(G)	Litigation. Except as set forth in Schedule 7.1(G) attached hereto, there is no suit, action or proceeding pending or, to Seller’s knowledge, threatened against Seller or the Assets that could have an adverse affect upon the ownership, operation or value of any of the Assets.

(H)	Permits and Consents. With respect to Assets for which Seller is the operator, Seller (i) has acquired all material permits, licenses, approvals and consents from appropriate governmental bodies, authorities and agencies to conduct operations on the Assets in compliance with applicable laws, rules, regulations, ordinances and orders; and (ii) is in material compliance with all such permits, licenses, approvals and consents.

(I)	Broker’s Fees. Seller has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which Buyer shall have any responsibility.

(J)	Taxes. (i) Seller has filed (with respect to the Assets) all material returns for Property Taxes and Severance Taxes that are due, (ii) all payments (with respect to the Assets) shown to be due on such returns or otherwise owed have been paid, and (iii) there is no material dispute or claim concerning any Property Tax or Severance Tax liability of the Seller (with respect to the Assets) claimed or raised by any tax authority in writing.

(K)	Contracts. To Seller’s knowledge, the Contracts listed on Exhibit D attached hereto constitute all of the agreements material to the ownership, operation or value of the Assets. Such Contracts are in full force and effect and neither Seller, nor to Seller’s knowledge any third party, is in default with respect to any of its material obligations thereunder.

(L)	Consents and Preferential Purchase Rights. To Seller’s knowledge, Schedule 7.1(L) attached hereto lists all consent to assign rights and Preferential Rights contained in the Leases or Contracts, or otherwise burdening the Assets.

(M)	Gas Imbalances. There are no gas or pipeline imbalances with respect to the Assets as of the Effective Time.

(N)	Royalties. All rentals, royalties and other payments due under the Leases have been properly paid, except those amounts properly being held in suspense.

(O)	Production Sales Contracts. There are no production sales contracts pertaining to the Assets that provide for a fixed price and that cannot be cancelled at any time upon ninety (90) days (or less) prior notice.

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(P)	Calls on Production. There are no calls on production pertaining to the Assets that provide for payment at less than applicable current market prices.

(Q)	Compliance with Laws. To Seller’s knowledge, Seller’s ownership and operation of the Assets has been in compliance with all applicable statutes, laws, rules and regulations, except to the extent any non-compliance would not have a material adverse affect on the ownership, value or operation of the Assets.

(R)	Materials Provided to Buyer. The historical revenue, expense, production, accounting, financial and other data, records and information relating to the Assets that have been or will be provided by or on behalf of Seller to Buyer and its affiliates pursuant to this Agreement are and will be true and correct in all material respects.

(S)	Unplugged Wells. Except for Wells listed in Schedule 7.1(S) attached hereto, there are no dry holes, or shut-in or otherwise inactive wells, located on the Leases, Land or Pooled Land, except for wells that have been plugged and abandoned (which plugging and abandonment during Seller’s period of ownership has been in compliance with applicable laws and regulations).

(T)	Oil and Gas Operations. Except as set forth in Schedule 7.1(T) attached hereto: (a) none of the Wells have been produced in excess of their allowables such that they are subject to being shut-in or subject to any overproduction penalty, and Seller has not received any payment for Oil and Gas production from any Well which is subject to refund or recoupment out of future production; (b) there have been no changes proposed to reduce the production allowable for any Well; (c) all of the Wells have been (if drilled) drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with the applicable Leases and Contracts, and applicable laws and Permits; (d) Seller has not abandoned any Well operated by it, except in accordance with the applicable Leases, Contracts and laws and good oil and gas industry practices; (e) proceeds from the sale of Oil and Gas produced from and attributable to the Assets are being received by Seller in a timely manner and are not being held in suspense for any reason; (f) none of the Wells have a payout balance which will result in a reduction in Seller’s interest therein after payout occurs; (g) all of the Wells have been drilled and completed on lands currently covered by the Leases or on lands properly pooled or unitized therewith; and (h) Seller has a legal right of access to all of the Wells and Leases, and Buyer will have such right upon consummation of the Closing.

(U)	Affiliate Transactions. Except as set forth on Schedule 7.1(U) attached hereto, there are no transactions or Contracts affecting any of the Assets between Seller and any affiliate of Seller that will continue beyond the Closing.

(V)	Suspended Funds. Schedule 7.1(V) attached hereto sets forth the true and complete amount, as of the Effective Time, of all third party proceeds of Oil and Gas production from the Assets being held in suspense by Seller and the names and addresses of the owners thereof. None of such Suspended Funds have been held in suspense beyond the period required for escheatment under the laws of any applicable state.

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(W)	Records. The Records have been maintained in the ordinary course of Seller’s business without material deletion or removal therefrom in connection with the transactions contemplated by this Agreement.

7.2          Scope of Representations of Seller. Except as expressly set forth in this Agreement or in the Assignment and Bill of Sale, Seller disclaims all liability and responsibility for any representation, warranty, statements or communications (orally or in writing) to Buyer, including any information contained in any opinion, information or advice that may have been provided to Buyer by any employee, officer, director, agent, consultant, engineer or engineering firm, representative, partner, member, beneficiary, owner or contractor of Seller wherever and however made, including those made in any data room or internet site and any supplements or amendments thereto, or during any negotiations with respect to this Agreement or any confidentiality agreement previously executed by the Parties with respect to the Assets or any of them. EXCEPT AS SET FORTH IN THIS AGREEMENT, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY OR IMPLIED, AS TO THE ACCURACY, COMPLETENESS OR MATERIALITY OF THE RECORDS, OR ANY DATA, INFORMATION OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH: (i) THE PRESENCE, QUALITY AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE ASSETS, INCLUDING WITHOUT LIMITATION SEISMIC DATA AND SELLER’S INTERPRETATION AND OTHER ANALYSIS THEREOF; (ii) THE ABILITY OF THE ASSETS TO PRODUCE HYDROCARBONS, INCLUDING WITHOUT LIMITATION PRODUCTION RATES, DECLINE RATES AND RECOMPLETION OPPORTUNITIES; (iii) ALLOWABLES OR OTHER REGULATORY MATTERS; (iv) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS OR PROFITS, IF ANY, TO BE DERIVED FROM THE ASSETS; (v) THE ENVIRONMENTAL CONDITION OF THE ASSETS; (vi) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR; AND (vii) THE TAX ATTRIBUTES OF ANY ASSET. EXCEPT AS SET FORTH IN THIS AGREEMENT, ANY DATA OR INFORMATION CONTAINED IN THE RECORDS (AS HEREIN DEFINED) OR IN OTHER RECORDS FURNISHED BY SELLER, ARE PROVIDED TO BUYER AS A CONVENIENCE, AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK.

8.            REPRESENTATIONS AND WARRANTIES OF BUYER.

8.1          Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows as of the date hereof and the Closing:

(A)	Status. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware.

(B)	Authority. Buyer has the power and authority to enter into this Agreement, to carry out the transactions contemplated hereby and to undertake all of the obligations of Buyer set out in this Agreement.

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(C)	Validity of Obligations. The consummation of the transactions contemplated by this Agreement will not in any respect violate, nor be in conflict with, any provision of Buyer’s partnership agreement or other governing documents, or any agreement or instrument to which Buyer is a party or is bound, or any judgment, decree, order, statute, rule or regulation applicable to Buyer (subject to governmental consents and approvals customarily obtained after the Closing). This Agreement and the documents executed and delivered by Buyer in connection with the Closing shall constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their terms, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium and other laws for the protection of creditors, as well as to general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.

(D)	Qualification and Bonding. Buyer is, or will be on the Closing Date, in compliance with the bonding and liability insurance requirements of all applicable state or federal laws or regulations that could affect Buyer’s ability or authority to own and operate the Assets and is qualified to own any federal, Indian or state oil and gas leases that constitute part of the Assets.

(E)	Non-Security Acquisition. Buyer intends to acquire the Assets for its own benefit and account and is not acquiring the Assets with the intent of distributing fractional undivided interests thereof such as would be subject to regulation by federal or state securities laws, and if, in the future, it should sell, transfer or otherwise dispose of the Assets or fractional undivided interests therein, it will do so in compliance with any applicable federal and state securities laws.

(F)	Financing. Buyer has sufficient cash, available lines of credit or other sources of immediately available funds to enable it to pay the Purchase Price to Seller at the Closing.

(G)	Broker’s Fees. Buyer has incurred no obligation or liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the matters provided for in this Agreement for which Seller shall have any responsibility.

9.            CERTAIN AGREEMENTS OF SELLER. Seller agrees and covenants that, unless Buyer shall have otherwise agreed in writing, the following provisions shall apply:

9.1          Maintenance of Assets. From the date of this Agreement until Closing, Seller agrees that it shall:

(A)	Administer and operate the operated Assets in a good and workmanlike manner, consistent with past practices and in accordance with the Leases and all agreements, laws, rules and regulations, including, without limitation, Environmental Laws.

(B)	Not introduce any new methods of management, operation or accounting with respect to any or all of the Assets.

(C)	Use commercially reasonable efforts to maintain and keep the Leases, Contracts and other Assets in full force and effect; and fulfill all contractual or other covenants, obligations and conditions imposed upon Seller with respect to the Assets, including, but not limited to, payment of royalties, delay rentals, shut-in gas royalties and any and all other required payments.

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(D)	Except to the extent necessary or advisable to avoid forfeiture or penalties, not propose or enter into agreements to drill new wells or to rework, plug back, deepen, plug or abandon any Well, nor commence any drilling, reworking or completing, or other operations on the Leases which require estimated expenditures exceeding Ten Thousand Dollars ($10,000.00), net to the working interest of Seller, for each operation (except for emergency operations and operations required under presently existing contractual obligations) without obtaining the prior written consent of Buyer; provided that the terms of this Section 9.1(D) shall not apply to any expenditures of Seller which are not to be charged to Buyer or paid or reimbursed by Buyer pursuant to this Agreement.

(E)	Not voluntarily relinquish its position as operator to anyone other than Buyer with respect to any of the operated Assets or voluntarily abandon or dispose of any of the Wells or other Assets other than as required pursuant to the terms of a Lease or by regulation.

(F)	Not, without the prior written consent of Buyer, (i) enter into any agreement, arrangement or transaction transferring, selling, relinquishing or encumbering any of the Assets (other than in the ordinary course of business, including ordinary course sales of production, inventory or salvage); (ii) grant any preferential or other right to purchase or agree to require the consent of any party not otherwise required to consent to the transfer and assignment of the Assets to Buyer; (iii) modify, amend or terminate any existing Contracts or Leases relating to the Assets or enter into any new sales contracts, transportation contracts, processing or treating contracts, supply contracts or other Contracts affecting the Assets which cannot be cancelled upon thirty (30) days or less prior notice; or (iv) incur or agree to incur any contractual obligation (absolute or contingent) with respect to the Assets except as otherwise provided herein (including ordinary course sales of production, inventory or salvage or pursuant to any disclosed AFEs covering the Assets).

(G)	To the extent known to Seller, provide Buyer with prompt written notice of (i) any claims, demands, suits or actions made against or by Seller which affect the Assets; (ii) any proposal from a third party to engage in any material transaction (e.g., a farmout) with respect to the Assets; (iii) any property damage, death, injury or loss related to the Assets; or (iv) any operation proposed by Seller or any third party with respect to the Assets.

9.2          Records. Seller shall have the right to make and retain copies of the Records as Seller may desire prior to the delivery of the Records to Buyer. Buyer, for a period of three (3) years after the Closing Date, shall make available to Seller (at the location of such Records in Buyer’s organization) access to such Records as Buyer may have in its possession (or to which it may have access) upon reasonable written request of Seller, during normal business hours; provided, however, that Buyer shall not be liable to Seller for the loss of any Records by reason of clerical error or inadvertent loss or destruction of Records.

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9.3          Audit Rights. Seller agrees to make available to Buyer during normal business hours prior to and for a period of twelve (12) months following Closing any and all existing information and documents in the possession of Seller that Buyer may reasonably require to comply with Buyer’s tax and financial reporting requirements and audits, including, without limitation, filings with governmental authorities and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Without limiting the generality of the foregoing, Seller will use its commercially reasonable efforts after execution of this Agreement and for twelve (12) months following Closing to cooperate with the independent auditors chosen by Buyer ("Buyer’s Auditor") in connection with their audit or review of any revenue and expense statements of the Assets that Buyer or any of its affiliates requires to comply with their tax, financial and other reporting requirements, and their review of any interim quarterly revenue and expense statements of the Assets that Buyer requires to comply with such reporting requirements. Seller’s cooperation will include (i) such reasonable access during normal business hours to Seller’s employees, representatives and agents who were responsible for preparing the revenue and expense statements and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s Auditor to perform an audit in accordance with generally accepted auditing standards or to otherwise verify such financial statements, and (ii) delivery of one or more customary representation letters from Seller to Buyer’s Auditor that are requested by Buyer to allow such auditors to complete an audit (or review of any interim quarterly financials), and to issue an opinion that in Buyer’s experience is acceptable with respect to its audit or review. Buyer will reimburse Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs with respect to any costs incurred by Seller in complying with the provisions of this Section 9.3.

9.4          Exclusivity.

(a)	During the period between the execution of this Agreement and Closing, the Seller shall, and shall cause Seller’s Parent affiliates and its and their respective officers, directors, employees, advisors, agents and representatives to, (i) cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and (ii) not knowingly (A) solicit, initiate or encourage, whether publicly or otherwise, any submission of or offer to enter into any Acquisition Proposal, (B) enter into or maintain discussions or negotiations regarding any Acquisition Proposal, (C) furnish to any Person information with respect to any Acquisition Proposal or (D) enter into any letter of intent, offer letter, written or oral agreement or agreement in principle with respect to any Acquisition Proposal.

(b)	As used in this Agreement, “Acquisition Proposal” shall mean any contract, proposal, offer or indication of interest made by a Person or a group of Persons (other than the Buyer, its affiliates or their respective representatives) relating to any transaction or series of related transactions involving (i) any merger, amalgamation, share exchange, recapitalization, consolidation, liquidation or dissolution of Seller, (ii) any acquisition by any Person or group of Persons of any of the Properties or any agreement having similar economic effect, or (iii) any acquisition of record or benficial ownership by any Person or group of Persons of 25% or more of the voting stock of Seller (other than an acquisition of currently outstanding shares of stock of Seller’s Parent in ordinary purchases on the [insert exchange on which traded], and “Persons” means any individual, corporation, partnership, limited liability company, joint venture association, trust, incorporated organization or other entity.

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10.          CERTAIN AGREEMENTS OF BUYER. Buyer agrees and covenants that unless Seller shall have consented otherwise in writing, the following provisions shall apply:

10.1        Seller’s Logos. Commencing no later than sixty (60) days after Closing, Buyer shall promptly cover or cause to be covered by decals or new signage any names and marks on the Assets used by Seller, and all variations and derivatives thereof and logos relating thereto, and shall not thereafter make any use whatsoever of such names, marks and logos.

11.          CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. All obligations of Buyer under this Agreement are, at Buyer’s election, subject to the fulfillment or waiver, prior to or at the Closing, of each of the following conditions:

11.1        No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement; provided, however, that the Closing shall proceed notwithstanding any suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by the holder of a Preferential Right and seeking to enforce such right with respect to a portion of the Assets. The Assets subject to such suit, action or other proceeding shall be excluded from the initial Closing and treated, for purposes of this Agreement only, as though such Preferential Rights had been exercised prior to the Closing pursuant to Section 5.5(B) pending the completion of such suit, action or other proceeding.

11.2        Representations and Warranties and Covenants. All representations and warranties of Seller contained in this Agreement shall be true in all material respects as of the Closing as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are qualified by materiality, which representations and warranties shall be true in all respects, and except for the representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Seller shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Seller at or prior to the Closing.

11.3        Delivery of Closing Items. At the Closing, Seller shall have delivered to Buyer each of the documents, agreements and instruments set forth in Section 3.2.

11.4        Buyer’s Board Approval. Buyer shall have obtained approval of its Board of Directors.

11.5        Buyer’s Financing Approval. Buyer shall have obtained project financing for the acquisition and development of the Assets on terms acceptable to Buyer in its sole discretion.

11.6        Court Approval. In the event of a bankruptcy filing by or against Seller or any of its affiliates, the issuance of a final and non-appealable court order approving the transaction contemplated by this Agreement and vesting in Buyer good and marketable title in and to the Assets, free and clear of all liens, claims, burdens, interests, and other encumbrances.

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12.          CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER. All obligations of Seller under this Agreement are, at Seller’s election, subject to the fulfillment or waiver, prior to or at the Closing, of each of the following conditions:

12.1        No Litigation. At the Closing, no suit, action or other proceeding shall be pending before any court or governmental agency which attempts to prevent the occurrence of the transactions contemplated by this Agreement; provided, however, that the Closing shall proceed notwithstanding any suit, action or other proceeding seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated hereby brought by the holder of a Preferential Right and seeking to enforce such right with respect to a portion of the Assets. The Assets subject to such suit, action or other proceeding shall be excluded from the initial Closing and treated, for purposes of this Agreement only, as though such preferential purchase rights had been exercised prior to the Closing pursuant to Section 5.5(B) pending the completion of such suit, action or other proceeding.

12.2        Representations and Warranties and Covenants. All representations and warranties of Buyer contained in this Agreement shall be true in all material respects as of the Closing, as if such representations and warranties were made as of the Closing Date (except for those representations or warranties that are qualified by materiality, which representations and warranties shall be true in all respects, and except for the representations or warranties that are expressly made only as of another specific date, which representations and warranties shall be true in all material respects as of such other date) and Buyer shall have performed and satisfied in all material respects all covenants and fulfilled all conditions required by this Agreement to be performed and satisfied by Buyer at or prior to the Closing.

12.3        Delivery of Closing Items. At the Closing, Buyer shall have delivered to Seller each of the documents, agreements and instruments set forth in Section 3.3.

13.          TERMINATION.

13.1        Causes of Termination. This Agreement and the transactions contemplated herein may be terminated:

(A)	At any time by mutual consent of the Parties.

(B)	By Buyer, as provided for in this Agreement, including as set forth in Sections 5.4(C), 5.5(B)(ii), 6.4(C) and 15.1(B).

(C)	By Buyer if, on the Closing Date, any of the conditions set forth in Article 11 hereof shall not have been satisfied or waived.

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(D)	By Seller if, on the Closing Date, any of the conditions set forth in Article 12 hereof shall not have been satisfied or waived.

(E)	By Seller or Buyer if Closing has not occurred on or before September 1, 2015.

13.2        Effect of Termination.

(A)	By Seller for Cause. Upon the occurrence of an event specified in Section 13.1 (D) or if Closing does not occur because Buyer wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and Seller is ready, willing and able to close and is not in material breach of this Agreement, Seller shall have the right as its sole and exclusive remedy to terminate this Agreement. Buyer’s failure to close shall not be considered wrongful if (i) conditions to Buyer’s obligation to close under Article 11 are not satisfied through no fault of Buyer and are not waived, or (ii) Buyer has properly terminated this Agreement under Section 13.1. The remedy set forth herein shall be Seller’s sole and exclusive remedy for Buyer’s wrongful failure to close hereunder and Seller expressly waives any and all other remedies, legal and equitable, that it otherwise may have for Buyer’s failure to close.

(B)	By Buyer for Cause. Upon the occurrence of an event specified in Section 13.1 (B) or (C) or if Closing does not occur because Seller wrongfully fails to tender performance at Closing or otherwise materially breaches this Agreement prior to Closing, and Buyer is ready, willing and able to close and is not in material breach of this Agreement, Buyer may terminate this Agreement, and Seller will pay the Termination Fee to Buyer. If Buyer elects not to terminate this Agreement upon any such breach by Seller, Buyer shall retain all legal remedies for Seller’s breach of this Agreement, including, without limitation, specific performance of this Agreement. Seller’s failure to close shall not be considered wrongful if (i) conditions to Seller’s obligation to close under Article 12 are not satisfied through no fault of Seller and are not waived; or (ii) Seller has properly terminated this Agreement under Section 13.1.

(C)	Other Termination. If Buyer or Seller terminates this Agreement other than as provided in Section 13.2 (A) or (B) neither Buyer nor Seller shall have any liability to the other Party for termination of this Agreement.

(D)	Effect of Termination. In the event of the termination of this Agreement pursuant to the provisions of this Article 13 or elsewhere in this Agreement, this Agreement shall become void and have no further force and effect and neither Party shall have any further right, duty or liability to the other hereunder, except that the terms and provisions of this Article 13, Article 15 and the indemnities provided for in Sections 6.2(B) and 14.3 (and any definitions of terms used in said Articles and Sections) shall survive any such termination.

(E)	Termination Fee. If this Agreement is terminated by Buyer pursuant to Section 13.2 (B), then Seller shall pay to Buyer, within five (5) days following such termination, by wire transfer of immediately available funds to an account designated in writing by Buyer, a fee of $750,000 (the “Termination Fee”). Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event the Termination Fee becomes payable and is paid by Seller pursuant to this Section 13.2 (E), the Termination Fee shall constitute liquidated damages in lieu of all other damages. The Parties acknowledge that the extent of damages to Buyer would be impossible or extremely impractical to ascertain and that the amount of Termination Fee is a fair and reasonable amount of such damages under the circumstances.

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14.          INDEMNIFICATION.

14.1         Indemnification by Seller. UPON CLOSING, SELLER SHALL RETAIN RESPONSIBILITY FOR AND, TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS BUYER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE OWNERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS, OTHER REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY THE "BUYER GROUP") FROM AND AGAINST THE FOLLOWING:

(A)	MISREPRESENTATIONS. ALL CLAIMS, DEMANDS, LIABILITIES, JUDGMENTS, LOSSES AND REASONABLE COSTS, EXPENSES AND ATTORNEYS’ FEES (FOR ALL PURPOSES OF THIS ARTICLE 13, INDIVIDUALLY A "LOSS" AND COLLECTIVELY, THE "LOSSES") ARISING FROM OR RELATED TO THE BREACH BY SELLER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

(B)	BREACH OF COVENANTS. ALL LOSSES ARISING FROM OR RELATED TO THE BREACH BY SELLER OF ANY COVENANT SET FORTH IN THIS AGREEMENT;

(C)	OWNERSHIP AND OPERATION. ALL LOSSES ARISING FROM OR RELATED TO SELLER’S OWNERSHIP, USE OR OPERATION OF THE ASSETS PRIOR TO THE EFFECTIVE TIME.

(D)	EXCLUDED ASSETS. ANY AND ALL LOSSES ARISING FROM OR RELATING TO ANY OF THE EXCLUDED ASSETS OR ANY OTHER ASSETS NOT TRANSFERRED TO BUYER PURSUANT TO THIS AGREEMENT.

(E)	Notwithstanding the above, the following limitations shall apply to Seller’s indemnification obligations:

(i)	Seller shall not be obligated to indemnify any of the Buyer Group for any Loss unless Buyer has delivered a written notice of such Loss within Seller’s Survival Period (as defined below) applicable to such Loss. Any Loss of the Buyer Group for which Seller does not receive written notice before the end of the Seller's Survival Period shall be deemed to be an Assumed Liability. The "Seller’s Survival Period" applicable to Losses incurred by the Buyer Group shall mean:

(1)	With regard to a breach of representations and warranties contained in Sections 7.1(A), (B), (C), (D) and (G), for an indefinite period following the Closing;

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(2)	With regard to a breach of all of the other representations and warranties by Seller in this Agreement for a period of two (2) years from and after the Closing Date;

(3)	With regard to a breach of a covenant by Seller, for a period equal to the lesser of (i) the period provided for in this Agreement with respect to such covenant, (ii) the applicable statute of limitations period, or (iii) four (4) years from and after the Closing Date; and

(4)	With regard to the matters covered by Section 14.1(C) or by the special warranty of title in the Assignment and Bill of Sale, for an indefinite period following the Closing.

(ii)	The amount required to be paid by Seller to indemnify the Buyer Group pursuant to this Agreement shall be reduced to the extent of any amounts actually received by the Buyer Group pursuant to the terms of the insurance policies (if any) covering such claim.

14.2        Indemnification by Buyer. UPON CLOSING, BUYER SHALL TO THE FULLEST EXTENT PERMITTED BY LAW, RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS SELLER, ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE OWNERS, DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS, OTHER REPRESENTATIVES, SUCCESSORS AND ASSIGNS (COLLECTIVELY THE "SELLER GROUP") FROM AND AGAINST THE FOLLOWING:

(A)	MISREPRESENTATIONS. ALL LOSSES ARISING FROM OR RELATED TO THE BREACH BY BUYER OF ANY REPRESENTATION OR WARRANTY SET FORTH IN THIS AGREEMENT THAT SURVIVES CLOSING;

(B)	BREACH OF COVENANTS. ALL LOSSES ARISING FROM OR RELATED TO THE BREACH BY BUYER OF ANY COVENANT SET FORTH IN THIS AGREEMENT; AND

(C)	ASSUMED LIABILITIES. ALL LOSSES COMPRISING THE ASSUMED LIABILITIES.

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14.3         Physical Inspection. BUYER INDEMNIFIES AND AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS THE SELLER GROUP FROM AND AGAINST ANY AND ALL CLAIMS ARISING FROM BUYER’S AND BUYER’S REPRESENTATIVES INSPECTING AND OBSERVING THE ASSETS, INCLUDING (A) CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER; AND (B) CLAIMS, DEMANDS, LOSSES, DAMAGES, LIABILITIES, JUDGMENTS, CAUSES OF ACTION, COSTS OR EXPENSES FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF THE SELLER GROUP OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF THE SELLER GROUP OR THIRD PARTIES. THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE SELLER GROUP FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE ASSETS OR ANY OF THE SELLER GROUP’S JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR FAULT BUT NOT THE SOLE NEGLIGENCE, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE SELLER GROUP.

14.4         Notification. As soon as reasonably practical after obtaining knowledge thereof, the indemnified Party shall notify the indemnifying Party in writing of any claim or demand which the indemnified Party has determined has given or could give rise to a claim for indemnification under this Article 14. Such written notice shall specify the agreement, representation or warranty with respect to which the claim is made, the facts giving rise to the claim and the alleged basis for the claim, and the amount (to the extent then determinable) of liability for which indemnity is asserted. In the event any action, suit or proceeding is brought with respect to which a Party may be liable under this Article 14, the defense of the action, suit or proceeding (including all settlement negotiations and arbitration, trial, appeal or other proceeding) shall be at the discretion of and conducted by the indemnifying Party. If an indemnified Party shall settle any such action, suit or proceeding which the indemnifying Party has agreed to defend and is actively defending without the written consent of the indemnifying Party (which consent shall not be unreasonably withheld), the right of the indemnified Party to make any claim against the indemnifying Party on account of such settlement shall be deemed conclusively denied. An indemnified Party shall have the right to be represented by its own counsel at its own expense in any such action, suit or proceeding, and if an indemnified Party is named as the defendant in any action, suit or proceeding, it shall be entitled to have its own counsel and defend such action, suit or proceeding with respect to itself at its own expense. Subject to the foregoing provisions of this Article 14, neither Party shall, without the other Party’s written consent, settle, compromise, confess judgment or permit judgment by default in any action, suit or proceeding if such action would create or attach any liability or obligation to the other Party. The Parties agree to make available to each other, and to their respective counsel and accountants, all information and documents reasonably available to them which relate to any action, suit or proceeding, and the Parties agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

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15.          MISCELLANEOUS.

15.1        Casualty Loss.

(A)	An event of casualty means volcanic eruptions, acts of God, fire, explosion, earthquake, wind storm, flood, drought, governmental action or inaction, acts of war, condemnation, the exercise of any right of eminent domain, confiscation and seizure (a "Casualty"). A Casualty does not include depletion due to normal production and depreciation or failure of equipment or casing.

(B)	If, prior to the Closing, a Casualty occurs (or Casualties occur) which results in a reduction in the value of any of the Assets ("Casualty Loss"), at Buyer’s election (i) Seller shall retain such Asset and such Asset shall be the subject of an adjustment to the Base Purchase Price in the same manner set forth in Section 5.4 hereof, or (ii) at the Closing, Seller shall assign to Buyer the right to receive all insurance proceeds or other sums payable to Seller by reason of such Casualty Loss, the Base Purchase Price shall not be adjusted by reason of such payment, and Seller shall convey the affected Asset to Buyer. In the event the aggregate amount or value of all Casualty Losses is equal to or greater than ten percent (10%) of the Base Purchase Price, Buyer shall have the right, in its sole discretion, to terminate this Agreement.

(C)	For purposes of determining the diminution in value of an Asset as a result of a Casualty Loss, the Parties shall use the same methodology as applied in determining the diminution in value of an Asset as a result of a Title Defect as set forth in Section 5.4.

15.2        Confidentiality. Prior to Closing, Buyer shall exercise reasonable diligence in safeguarding and maintaining secure all engineering, geological and geophysical data, seismic data, reports and maps, the results and findings of Buyer with regard to its due diligence associated with the Assets (including without limitation with regard to due diligence associated with environmental and title matters) and other data relating to the Assets (collectively, the "Confidential Information"). Buyer acknowledges that, prior to Closing, all Confidential Information shall be treated as confidential and not be disclosed, except to Seller, members of the Buyer Group, or to a governmental agency pursuant to a valid subpoena or other order or pursuant to applicable laws, rules or regulations of any governmental body or stock exchange.

Seller _____ Buyer _____

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15.3        Notices. Any notice, request, demand or consent required or permitted to be given hereunder shall be in writing and delivered in person or sent by certified U.S. Mail postage prepaid, with return receipt requested, by overnight mail (including delivery by recognized carriers such as FedEx or UPS), by facsimile or by electronic mail sent to the Party for whom intended at the following addresses:

SELLER:

Arabella Exploration, LLC

509 Pecan St., Ste 200

Fort Worth, Texas 76102

BUYER:

Legacy Reserves Operating LP

303 West Wall, Suite 1800

Midland, Texas 79701

WITH COPY TO:

Legacy Reserves Operating LP

303 West Wall, Suite 1800

Midland, Texas 79701

or at such other address as Seller or Buyer shall specify by like notice to the other.

15.4        Press Releases and Public Announcements. Buyer is permitted to issue a press release and make a filing on Form 8-K with the Securities and Exchange Commission related to the acquisition hereunder, and otherwise make disclosures and filings required by applicable laws, rules or regulations of any governmental body or stock exchange. Seller shall consult with Buyer with regard to all publicity and other releases to be made by Seller concerning this Agreement and the transactions contemplated hereby and, except as provided herein or as required by applicable law or other applicable rules or regulations of any governmental body or stock exchange, Seller shall not issue any publicity or other releases without the prior written consent of Buyer.

15.5        Compliance with Express Negligence Rule. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE PARTIES AGREE THAT THE INDEMNIFICATION OBLIGATIONS OF THE INDEMNIFYING PARTY HEREUNDER SHALL, WHERE APPLICABLE, BE WITHOUT REGARD TO THE NEGLIGENCE (EXCLUDING SOLE OR GROSS NEGLIGENCE) OR STRICT LIABILITY OF THE INDEMNIFIED PERSON(S), WHETHER THE NEGLIGENCE OR STRICT LIABILITY IS ACTIVE, PASSIVE, JOINT OR CONCURRENT.

15.6        Governing Law; Venue; Jury Trial. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED ACCORDING TO THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS-OF-LAW RULE OR PRINCIPLE THAT MIGHT APPLY THE LAW OF ANOTHER JURISDICTION. ALL DISPUTES RELATED TO THIS AGREEMENT SHALL BE SUBMITTED EXCLUSIVELY TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS, COUNTY OF MIDLAND, OR IN THE UNITED STATES COURTS LOCATED IN MIDLAND COUNTY, TEXAS, AND VENUE SHALL BE IN COURTS LOCATED IN THE STATE OF TEXAS, COUNTY OF MIDLAND. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO HAVE A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Seller _____ Buyer _____

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15.7        Fees, Expenses, Taxes and Recording.

(A)	Each Party shall be solely responsible for all costs and expenses incurred by it in connection with this transaction (including, but not limited to, fees and expenses of its counsel and accountants) and shall not be entitled to any reimbursements from the other Party, except as otherwise provided in this Agreement.

(B)	Buyer shall file all necessary tax returns and other documentation with respect to all transfer, documentary, sales, use, stamp, registration and other similar taxes and fees, and, if required by applicable law, Seller shall join in the execution of any such tax returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, Buyer shall pay any transfer, documentary, sales, use, stamp, registration and other similar taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby. Buyer shall also pay any equipment lease transfer fees or other fees or expenses incurred in connection with transfer of the Assets to Buyer except as otherwise provided by this Agreement.

(C)	Buyer shall, at its own cost, promptly record all instruments of conveyance and sale in the appropriate office of the state and county in which the lands covered by such instrument are located. Buyer shall promptly file for and attempt to obtain the necessary approval of all federal, Indian, tribal or state government agencies to the assignment of the Assets. The assignment of any state, federal or Indian tribal oil and gas leases shall be filed in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyer shall supply Seller with a true and accurate photocopy reflecting the recording information of all the recorded and filed assignments within a reasonable period of time after their recording and filing.

15.8        Assignment. This Agreement or any part hereof may not be assigned by either Party without the prior written consent of the other Party; provided, however, upon notice to the other Party, either Party shall have the right to assign all or part of its rights (but none of its obligations) under this Agreement in order to qualify such transfer of the Assets as a "like-kind" exchange for federal tax purposes as provided in Section 2.5. Subject to the foregoing, this Agreement is binding upon the Parties hereto and their respective successors and assigns.

15.9        Entire Agreement. This Agreement constitutes the entire agreement reached by the Parties with respect to the subject matter hereof, superseding all prior negotiations, discussions, agreements and understandings, whether oral or written, relating to such subject matter.

15.10      Severability. In the event that any one or more covenants, clauses or provisions of this Agreement shall be held invalid or illegal, such invalidity or unenforceability shall not affect any other provisions of this Agreement.

Seller _____ Buyer _____

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15.11      Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

15.12      Time of the Essence. The Parties recognize and agree that time is of the essence with respect to all time periods and notice periods set forth in this Agreement.

15.13      Counterpart Execution. This Agreement may be executed in any number of counterparts, and each counterpart hereof shall be effective as to each Party that executes the same upon execution of a counterpart by all Parties, whether or not all such Parties execute the same counterpart. If counterparts of this Agreement are executed, the signature pages from various counterparts may be combined into one composite instrument for all purposes. All counterparts together shall constitute only one Agreement but each counterpart shall be considered an original.

15.14      Recording. Except to the extent required by applicable law or other applicable rules or regulations of any governmental body or stock exchange, no Party to this Agreement shall file a copy of this Agreement in any public record or cause any third party to file a copy of this Agreement in any public record, without the prior written consent of the other Party.

15.15      Knowledge. As used in this Agreement, the phrase "to Seller’s knowledge," "to the knowledge of Seller," or similar phrases shall mean the actual or constructive knowledge of any officer or employee of any Seller actively involved in the management or operation of any of the Assets, in each case, after due inquiry.

15.16      Limitation of Damages. Notwithstanding anything to the contrary contained herein, neither Buyer nor Seller, nor any of their respective affiliates shall be entitled to consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special or punitive damages suffered by third parties for which responsibility is allocated between the Parties) and Buyer and Seller, for themselves and on behalf of their respective affiliates, hereby expressly waive any right to consequential, special or punitive damages in connection with this Agreement and the transactions contemplated hereby (other than consequential, special or punitive damages suffered by third parties for which responsibility is allocated between the Parties).

15.17      Amendment and Waiver. This Agreement may be altered, amended, or waived only by a written agreement executed by both Buyer and Seller. No waiver of any provision of this Agreement will be construed as a continuing waiver of the provision being waived or of any other provision.

15.18      Third-Party Beneficiaries. Unless expressly stated herein to the contrary, no third party is intended to have any rights, benefits or remedies under this Agreement.

Seller _____ Buyer _____

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15.19      Exhibits and Schedules. Exhibits A through G, and the disclosure schedules setting forth exceptions to the representations and warranties of Seller set forth in Articles VII (collectively, the "Schedules"), are in each case, incorporated herein by reference and constitute a part of this Agreement for all purposes.

15.20      References, Titles, and Construction. For all purposes of this Agreement:

(A)	all references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise;

(B)	titles appearing at the beginning of any of such subdivisions are for convenience only, do not constitute part of such subdivisions, and are to be disregarded in construing the language contained in such subdivisions;

(C)	the words "this Agreement," "herein," "hereof," "hereby," "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited;

(D)	words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires, and pronouns in masculine, feminine and neutral genders will be construed to include any other gender;

(E)	unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection will be construed to authorize such renewal, extension, modification, amendment or restatement or give either Party any rights in connection therewith greater than the rights expressly provided for herein;

(F)	examples will not be construed to limit, expressly or by implication, the matters they illustrate;

(G)	the word "or" is not intended to be exclusive, and the word "includes" and its derivatives means "includes, but is not limited to," and corresponding derivative expressions; and

(H)	all references herein to "$" or "dollars" refers to U.S. Dollars.

15.21       No Merger. Neither this Agreement taken as a whole, nor any of its provisions, shall be deemed merged into the Assignment and Bill of Sale, and this Agreement shall survive in accordance with its terms the execution and delivery of each and every Assignment and Bill of Sale.

15.22       Seller’s Parent Gurantee. By its execution of this Agreement, Seller’s Parent hereby guarantees the performance and agrees to perform all of Seller’s obligations set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS.]

Seller _____ Buyer _____

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Executed as of the day and year first above written.

SELLER: ARABELLA EXPLORATION, LLC.

By:
Name:
Title:

BUYER:

LEGACY RESERVES OPERATING LP

By:	Legacy Reserves Operating GP LLC,
Its General Partner

By:
Name:
Title:

SELLER’S PARENT (pursuant to Section 15.22) :

ARABELLA EXPLORATION, INC.

By:
Name:
Title:

Seller _____ Buyer _____

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